CANCELLATION AGREEMENT AND MUTUAL RELEASE

This agreement is entered into as of January 18, 2023 (the "Termination Date"), by and among IL2M International Corp., a Nevada Corporation and public company traded under the symbol ILIM on the OTC Pink Markets (the "Company"), Alpharidge Capital, LLC. (the "Alpharidge"), and Kristin Simpson-Oloso ("Kristin"). The parties, intending to be legally bound, hereby agree as follows:

WHEREAS the parties have executed a **Securities Purchase Agreement June 24, 2022 (the "SPA")**, by which Kristin Simpson-Oloso purchased five billion (5,000,000,000) shares of IL2M International Corp.'s Common stock and one million (1,000,000) shares of the "2022 Series A Super Voting Preferred Stock, in exchange for a $475,000 convertible note payable in favor of Alpharidge Capital, LLC;

WHEREAS the parties have **mutually agreed to cancel the Securities Purchase Agreement** without any consideration or recourse with immediate effect.

NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

1. In consideration for the mutual release set forth herein, the Securities Purchase Agreement shall terminate as of the Termination Date. Neither party shall have any further rights or obligations under the License Agreement.

2. Either party shall not have any claims against the other for costs, damages, compensation or otherwise hereunder.

3. Each party shall pay its own attorney or any other incidental costs in the matter.

4. This Agreement may be executed in one or more counterparts each of which shall be deemed an original.

5. Kristin Simpson-Oloso shall return the Company's shares that she received consisting of five billion (5,000,000,000) shares of Common stock and one million (1,000,000) shares of the "2022 Series A Super Voting Preferred Stock.

6. Alpharidge Capital shall cancel the Note it received consisting of the $475,000 convertible note payable in favor of Alpharidge Capital, LLC.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed and delivered by its authorized officer as of the date first above written.

Kristin Simpson-Oloso	**IL2M International Corp.**	**Alpharidge Capital, LLC.**
By:	By: Frank Igwealor	By: Frank Igwealor
Name: Kristin Simpson-Oloso	Name: Frank I Igwealor	Name: Frank I Igwealor
Title: Self	Title: President & CEO	Title: President & CEO